Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation by reference included in Registration Statement on Form S-8 (Nos. 333-73461 and 333-75859) of our report dated June 24, 2011, with respect to the financial statements and supplemental schedule of Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan as of December 31, 2010 and 2009, and for the year ended December 31, 2010, included in this annual report on Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2010 or performed any audit procedures subsequent to the date of our report.
/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona June 24, 2011